October 18, 2006

Board of Directors

Emazing Interactive, Inc.

101 C North Greenville Avenue

Suite 225

Allen, Texas  75002

Re:

Registration Statement on Form SB-1

Dear Sir:

We are acting as special counsel for Emazing Interactive, Inc., a Nevada corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the offering and sale of up to 1,000,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”).  The Registration Statement on Form SB-1 covering the offering and sale of the Shares (the “Registration Statement”) is expected to be filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof.

In reaching the conclusion expressed in this opinion, we have examined and relied upon the originals or certified, conformed or photostatic copies of the Company’s (a) Articles of Incorporation; (b) Bylaws; and (c) records of all corporate proceedings relating to the Registration Statement.  We also have examined such matters of law and such certificates, documents and records of public officials and of the Company as we have deemed necessary for the purpose of rendering the opinions set forth below.  In making the foregoing examinations, we have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based solely upon the foregoing, and limited in all respects to the corporate laws of the State of Nevada and the federal laws of the United States of America, it is our opinion that the Shares have been duly authorized and, when issued and delivered in the manner referred to in the Registration Statement against receipt by the Company of the agreed consideration therefor, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement.  In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Scheef & Stone, L.L.P.

Scheef & Stone, L.L.P.